Exhibit 10.13

Desert Hawk Gold Corp.

1290 Holcomb Ave

Reno Nevada 89502

Ph 775-322-4621

Fax 775-322-6867

March 26, 2019

Dear Rick,

Thank you for the informative property tour. It was great to see you and Stu again and I enjoyed talking with Howard.

Our agreement is as follows:

1. Desert Hawk Gold Corporation is granted an option to purchase the patented mining claims listed in Exhibit A attached for $500,000 USD, cash payable on or before on or before June 15, 2019; and

2. Ben Julian LLC will sign a quitclaim deed conveying whatever title Ben Julian, LLC has to said patented claims to Desert Hawk Gold Corporation. Desert Hawk will prepare and tender a Utah statutory quitclaim deed. Desert Hawk Gold Corporation may choose to designate a person or entity other than Desert Hawk Gold Corporation to take title in the quitclaim deed, subject to Ben Julian, LLCs right to approve said person or entity.; Ben Julian, LLC is not concerned about the identity of the grantee, except to satisfy itself that the guarantee may lawfully take title; and

3. Desert Hawk Gold is purchasing said patented claims based upon the title report and 9 attachments prepared by Intermountain Land Services, LLC for Desert Hawk Gold dated April 30, 2019. A copy of this report is attached as Exhibit B. Desert Hawk gold is aware of the retained royalties listed in the report and the alleged errors in the county deeds and accepts the property subject to those title issues; and

4. Ben Julian, LLC has not made and will not transfer any interest or enter any conflicting agreement since April 30, 2019, which would affect the patented claims listed in Exhibit A while the purchase option is in effect; and

5. Ben Julian, LLC has made no representations regarding its title to the mining claims beyond those listed in the Intermountain Land Services, LLC report; and

6. Desert Hawk Gold Corporation is making this purchase based upon its own opinions as to the status of Ben Julian, LLC’s title to the property.; and

7. Real Property taxes will be prorated from the closing date; and

Desert Hawk Gold Corp.

1290 Holcomb Ave

Reno Nevada 89502

Ph 775-322-4621

Fax 775-322-6867

8. After the closing Ben Julian, LLC will make a good faith effort to obtain Newmont’s consent to release its data from its recent exploration activities on the property to desert Hawk Gold Corporation.

Please tender the deed and I will give you wire transfer instructions for the funds. Ben Julian, LLC will Express Mail the signed quitclaim deed to you when it receives the $500,000. If you wish you can set up an escrow to handle the transaction at your expense. Please sign and return a copy of this email indicating Desert Hawk Gold Corporation’s agreement to its terms. Similarly, if you want any changes made let me know.

Ben Julian, LLC

By	/s/ Benjamin R. Simpson
Benjamin R. Simpson, Manager

Desert Hawk Gold Corporation

By	/s/ Rick Havenstrite
Rick Havenstrite, President